                                                        Exhibit 5

               [LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP]

                                February 13, 2003

Monmouth Real Estate Investment Corporation
3499 Route 9, Suite 3C
Freehold, NJ  07728

Ladies and Gentlemen:

         We have acted as counsel to Monmouth Real Estate Investment
Corporation, a Delaware corporation (the "Company"), in connection with the filing of a registration statement by the Company on Form S-3, as amended (the
"Registration Statement"), under the Securities Act of 1933, as amended, registering up to $20,000,000 in aggregate amount of the Company's Class A common stock, par value $.01 per share (the "Common Stock"), that may be offered and sold by the Company, from time to time, as set forth in the prospectus, including any prospectus supplement, which forms a part of the Registration
Statement (the "Prospectus"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of
Regulation S-K, 17 C.F.R. (ss.) 229.601(b)(5), in connection with the
Registration Statement.

         In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. We have assumed that the issuance, sale, amount, and terms of the shares of Common Stock to be offered and sold by the Company from time to time will be duly authorized and established by proper action of the Board of Directors of the Company (each, a "Board Action") and will otherwise be in accordance with the organizational documents of the
Company, including its articles or certificate of incorporation and bylaws, and applicable state law.

         Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the effectiveness of the Registration Statement, and
(ii) Board Action authorizing an issuance of Common Stock to be offered and sold by the Company, and (iii) issuance and delivery of certificates for Common Stock against payment therefor in accordance with the terms of such Board Action and any applicable underwriting agreement or purchase agreement, and as contemplated by the Registration Statement and/or the applicable Prospectus, the shares of
Common Stock to be offered and sold by the Company will be validly issued, fully paid and nonassessable.

Monmouth Real Estate Investment Corporation
February 12, 2003

         This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We consent to the filing of this opinion as an exhibit to the Registration
Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                      Very truly yours,

                                      /s/ BLACKWELL SANDERS PEPER MARTIN LLP

                                      Blackwell Sanders Peper Martin LLP